As filed with the Securities and Exchange Commission on November 1, 2023.
Registration No. 333-275000

United States
Securities and Exchange Commission
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
Registration Statement
Under
The Securities Act of 1933

Hamilton Insurance Group, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	6331	98-1153847
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Wellesley House North, 1st Floor
90 Pitts Bay Road
Pembroke HM 08 Bermuda
Telephone: (441) 405-5200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
80 State Street
Albany, NY 12207-2543
Tel: 1-800-927-9801 ext. 66899
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael Groll Matthew B. Stern Willkie Farr & Gallagher LLP 787 7th Avenue New York, New York 10019 (212) 728-8000	Richard D. Truesdell, Jr. Derek J. Dostal Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Hamilton Insurance Group, Ltd. is filing this Amendment No. 2 to its Registration Statement on Form S-1 (Registration Statement No. 333-275000) solely to amend Part II, Item 16 thereof and to file an exhibit thereto. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly the preliminary prospectus has been omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with our initial public offering. All of such expenses are estimates, except for the Securities and Exchange Commission (the “SEC”) registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

SEC registration fee	$45,830
FINRA filing fee	47,075
NYSE listing fee	295,000
Printing fees and expenses	265,000
Legal fees and expenses (including selling shareholders’ legal fees and expenses)	4,000,000
Registrar and transfer agent fees	25,000
Accounting fees and expenses	2,300,000
Miscellaneous expenses	522,095
Total	$7,500,000
Item 14. Indemnification of Directors and Officers.
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.
Our Bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements will provide the directors and executive officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Bermuda law.
Item 15. Recent Sales of Unregistered Securities.
Within the past three years, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act.

The Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act during the three year period from October 1, 2020 through September 30, 2023:
•The Registrant granted to its directors, officers, employees, and other service providers an aggregate of 2,456,859 restricted stock units, of which 1,553,637 remain outstanding and of which 695,142 have been settled in Class B common shares pursuant to our 2013 Equity Incentive Plan.
•The Registrant granted to its directors, officers, employees, and other service providers an aggregate of 1,323,008 performance restricted stock units, assuming maximum performance, of which 1,156,100 remain outstanding and of which none have been settled in Class B common shares pursuant to our 2013 Equity Incentive Plan.
•On, or around, July 26, 2021, October 27, 2021 and August 24, 2022, the Registrant issued 54,596 Class B common shares for an aggregate purchase price of $703,742, 11,212 Class B common shares for an aggregate purchase price of $152,371, 22,750 Class B common shares for an aggregate purchase price $315,088, respectively, pursuant to the executive and director share purchase program. This program is limited to new directors and executive officers of the Registrant and its subsidiaries and those promoted to executive officer roles of the Registrant and its subsidiaries who qualify as “accredited investors” under U.S. securities laws.
•On, or around, December 1, 2020, June 1, 2021, December 1, 2021, July 1, 2022, January 1, 2023 and July 1, 2023, the Registrant issued 21,181 Class B common shares, 24,905 Class B commons shares, 22,273 Class B common shares, 25,805 Class B common shares, 24,780 Class B common shares and 20,112 Class B common shares as compensation to directors pursuant to our 2013 Equity Incentive Plan. See “Compensation Discussion and Analysis—Executive Compensation Tables—2023 Equity Incentive Plan - Director Compensation” for a description of the compensation of our non-employee directors for service on our board of directors.
On or about November 1, 2023, 31,097 Class B common shares were issued upon the exercise of certain warrants.
The foregoing grants and issuances were not registered under the Securities Act, because the attributable securities were offered and sold in transactions by an issuer not involving any public offering and such grants and issuances were exempt from registration under Section 4(a)(2) of the Securities Act or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the applicable award agreements and/or stock certificates issued in these transactions.
Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.
Item 17. Undertakings.
(1)The Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(2)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(3)The Registrant hereby undertakes that:
(A)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(B)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1 #	Form of Underwriting Agreement

3.1 #	Memorandum of Association of Hamilton Insurance Group, Ltd.

3.2 #	Form of Fourth Amended and Restated Bye-laws of Hamilton Insurance Group, Ltd.

5.1 #	Opinion of Carey Olsen Bermuda Limited

10.1 #	Form of Shareholders Agreement

10.2 #	Form of Indemnification Agreement for Officers and Directors

10.3 #	Registration Rights Agreement, dated December 23, 2013, by and among Hamilton Insurance Group, Ltd. and the other parties thereto

10.4 #	Hamilton Insurance Group, Ltd. 2013 Equity Incentive Plan and Form of Award Agreements

10.5 #	Hamilton Insurance Group Ltd. 2023 Equity Incentive Plan and Form of Award Agreements

10.6 #	Amended and Restated Employment Agreement, dated as of September 12, 2023, between Hamilton Insurance Group Ltd. and Giuseppina C. Albo

10.7 #	Employment Agreement, dated as of April 27, 2021, between Hamilton U.S. Services LLC and Craig Howie

10.8 #	Employment Agreement, dated as of September 1, 2020, between Hamilton BDA Services Limited and Megan Thomas

10.9 #	Contract of Employment, dated March 18, 2021, between Hamilton UK Services Limited and Adrian Daws

10.10 #	Employment Agreement, dated as of January 4, 2021, between Hamilton BDA Services Limited and Peter Skerlj

10.11 #	Hamilton Insurance Group, Ltd. Value Appreciation Pool Rules and Form of Award Agreement

10.12 #	Separation Agreement, dated as of September 27, 2022, between Peter Skerlj and Hamilton BDA Services Limited, as amended as of December 20, 2022

10.13 #	Fifth Amendment to Term Loan Credit Agreement, dated as of June 23, 2022

10.14 #	Fifth Amended and Restated Credit Agreement, dated as of June 23, 2022

10.15	Amendment and Restatement Agreement, dated as of October 27, 2023

10.16 #
Letter of Credit, dated as of August 13, 2021, among Hamilton Re, Ltd., Hamilton Insurance Designated Activity Company, Hamilton Insurance Group, Ltd. and Bank of Montreal, as amended by that certain First Amendment to Letter of Credit Agreement, dated as of August 11, 2023

10.17 #
Third Amended and Restated Reimbursement Agreement, dated as of August 30, 2017, as amended by that certain Eighth Amendment to Third Amended and Restated Reimbursement Agreement, dated as of October 27, 2022

10.17.1 #	Ninth Amendment to Third Amended and Restated Reimbursement Agreement, dated as of July 5, 2023

10.17.2 #	Tenth Amendment to Third Amended and Restated Reimbursement Agreement, dated as of October 26, 2023

10.18 #	Commitment Agreement with Two Sigma Investments, LP, effective as of July 1, 2023

10.19 #	Amended and Restated Investment Management Agreement, dated as of July 1, 2023, between Two Sigma Hamilton Fund, LLC and Two Sigma Investments, LP

10.20 #	Fifth Amended and Restated Limited Liability Company Agreement of Two Sigma Hamilton Fund, LLC, dated as of July 1, 2023

10.21 #	Investment Management Agreement, by and among Hamilton Insurance Group, Ltd., Hamilton Re, Ltd. and DWS Investment Management Americas, Inc.

10.22 #
Amended and Restated Discretionary Investment Management Agreement, dated as of June 6, 2018, by and between Hamilton Managing Agency Limited (formerly Pembroke Managing Agency Limited) and Conning Asset Management Limited

10.23 #
Discretionary Investment Management Agreement, dated as of July 1 2019, by and between Hamilton Insurance Designated Activity Company (formerly Ironshore Europe DAC) and Conning Asset Management Limited

21.1#	Subsidiaries of Hamilton Insurance Group, Ltd.

23.1 #	Consent of Carey Olsen Bermuda Limited (included in Exhibit 5.1)

23.2 #	Consent of Ernst & Young Ltd.

24.1 #	Power of Attorney (included on signature page)

107 #	Filing Fees Table
__________________
#        Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on November 1, 2023.

HAMILTON INSURANCE GROUP, LTD.

By:	/s/ Giuseppina Albo
Name: Giuseppina Albo
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Pina Albo, Craig Howie and Gemma Carreiro, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and (ii) any registration statement or post-effective amendment thereto to be filed with the United States Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Giuseppina Albo	Director, Chief Executive Officer (principal executive officer)	November 1, 2023
Giuseppina Albo

/s/ Craig Howie	Group Chief Financial Officer (principal financial officer)	November 1, 2023
Craig Howie

/s/ Brian Deegan	Group Chief Accounting Officer (principal accounting officer)	November 1, 2023
Brian Deegan

*	Director	November 1, 2023
D. Pauline Richards

*	Director	November1, 2023
David Brown

*	Director	November 1, 2023
H. Hawes Bostic, III

*	Director	November 1, 2023
Marvin Pestcoe

*	Director	November1, 2023
Russell Fradin

*	Director	November 1, 2023
Stephen W. Pacala

*	Director	November 1, 2023
William C. Freda

*	Director	November 1, 2023
Everard Barclay Simmons

*	Director	November 1, 2023
Antonio Ursano Jr.

/s/ John Gauthier	Director	November 1, 2023
John Gauthier

/s/ Anu Karna	Director	November 1, 2023
Anu Karna

* By: /s/ Giuseppina Albo	Attorney-in-fact	November 1, 2023
Giuseppina Albo

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Hamilton Insurance Group, Ltd., has signed this registration statement in the city of Newark, Delaware, on November 1, 2023.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi, Puglisi & Associates
Title:	Authorized Representative